Fourth Quarter and Year End 2009 Earnings Release Conference Call
February 18, 2010

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning Ladies and Gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, Tom Riordan, the Company’s President and Chief Operating Officer and Tom Gelston, Vice President of Investor Relations.  Also participating on the call and available for your questions are Rick Nichols for the Cranes segment, Tim Ford for the Aerial Work Platforms segment, George Ellis for the Construction segment, Steve Filipov, President of Developing Markets and Strategic Accounts and Eric Nielsen for the Materials Processing segment.

A replay of this call will be archived on the Company’s website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

I would like to begin with some opening commentary, followed by Phil Widman who will provide a more detailed financial report. Tom Riordan will discuss operations by segment. Then we will open up the call for questions.  During the Q & A portion please ask only one question and one follow-up.

The presentation we will be referring to is accessible on the Company’s website.  Let me begin by referring to the forward looking statement on page 2.  I will remind you that we will discuss expectations of future events and performance of the Company on today’s call and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions and other factors.  A fuller description of the factors that affect future expectations is included in the presentation, our press release and other public filings.  I encourage you to read them.

Turning to page 3 of the presentation, let me offer some overview thoughts on the recently completed quarter and year, as well as our current 2010 view. Virtually all of our comments today will be for continuing operations and, as you might expect, there are a lot of moving pieces when you pull out the Mining business.  Firstly, continuing operations produced a net sales level of about $4 Billion in 2009.  This is more than a 50% reduction and reflects the massive industry contraction that has taken place within our product lines. We think revenue has now stabilized.

Manufacturing costs for Terex have been dramatically reduced, and we believe this confirms the strength of our business model, which historically has been focused on manufacturing and outsourcing. Our exposure is almost entirely to construction-related markets with not many offsets to other industrial applications at this point in time.  Nor do we have a finance company that generates income as a primary mission.

We have weathered the storm with excellent liquidity and, with the Mining sale due to close shortly for $1.3 billion of value, we are in an excellent place to further develop the Company over the next year.  We are excited about the potential.  However, we recognize that our success is dependent upon bringing our remaining businesses back to profitability and believe we will be breakeven at the operating level for the full year 2010, and we are driving to end the year with EPS profitability in the final quarter of the year. This is a challenging goal.

We are reluctant to speculate over acquisitions. These are hard to predict, and we remain steadfast in our view that we have a variety of choices for using the capital. We will evaluate all options throughout the year.

I know this report is somewhat difficult to understand with the variety of changes; however, I hope you will find the presentation useful as we explain the performance.  Now I will turn it over to Phil.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron and good morning.

The key figures table on page 4 of the presentation displays the quarterly year-over-year and sequential performance of the Company.   Given the pending sale of our Mining business and the sale of our Load King trailer business we are reporting their results as discontinued operations.  All figures in this presentation are for continuing operations of the Company unless specified to the contrary.  Net sales were down 36% from the prior year quarter, or 41% when adjusting for the translation impact of foreign currency exchange rate changes. The addition of the Port Equipment business provided a 3% uplift to net sales in the period.  On a sequential basis, fourth quarter 2009 net sales increased by 8%, with 3% related to the Port Equipment business and the remaining Crane businesses showing the strongest increase.  On a consolidated basis, we incurred a loss from operations in the fourth quarter of 2009 of $90 million, compared to operating income of $7 million in the prior year quarter, excluding the impact of the goodwill impairment charge.  This was mainly due to the net sales reduction. I am encouraged by the sequential improvement related to margin improvement, material cost reduction and absorption, which all improved over the third quarter 2009.  These were partially offset by unfavorable impacts in warranty and transactional foreign currency, as well as less profit released from inventory than in the prior quarter.  We continued to make good progress on cash generation from working capital reductions, which contributed $430 million for the full year.  Our backlog is similar to third quarter 2009 levels and down 46% from the fourth quarter of 2008.  Net Debt, including the cash from discounted operations which we will keep, was relatively flat sequentially as working capital improvements largely offset the operating loss.  Working capital reductions in the fourth quarter would have been more significant; however, we stopped discounting receivables in our continuing operations which had an unfavorable sequential impact of $68 million to this Net Debt figure.

Although not detailed on the chart, I will comment on the tax expense in the fourth quarter as we took some discrete charges related to changes in our uncertain tax positions and provided a valuation allowance on the deferred tax assets of a European operation.  In total, these amounted to additional expense of approximately $.27 per share for continuing operations.  The loss from discontinued operations of $.14 per share includes tax expense for uncertain tax positions and the removal of APB 23 assertions for certain Mining subsidiaries to be sold of approximately $.26 per share.  We also incurred a loss due to costs related to the disposition of discontinued operations associated with the Mining and Load King trailer businesses in the fourth quarter of $.12 per share.  As indicated in the release, we also had pretax charges of $27 million for restructuring or approximately $.17 per share.

Page 5 of the presentation outlines the net sales trend for the last five quarters, demonstrating the relative stability of most segments during 2009 and the uptick in Cranes in the fourth quarter, which is somewhat related to the Port Equipment business acquisition and solid demand for the higher capacity crane products.

Page 6 bridges the $97 million change in operating profit from the prior year’s quarter to the operating loss for Q4 2009.  The margin impact of close to $200 million on the net sales decline represents a decremental margin of 33% when compared to the prior year period, including mix and pricing changes.  Net restructuring, mainly associated with the reduction in headcount, was $8 million lower this quarter, with total charges of $10 million in the period, of which $2.5 million was in cost of sales and $7.5 million in SG&A, while current period capacity variance of $17 million and underabsorption combined for an unfavorable impact of $11 million versus 2008.  SG&A and other cost of sales had a net positive effect given cost reductions, profit released as inventory was delivered to third parties, and reduced material input costs.  These were partially offset by charges related to inventory and negative transactional foreign currency impacts.  Overall foreign currency translation impact was $10 million favorable.  The breakdown of the causal by segment varies somewhat by issue but is disclosed for transparency.

Let me refer you now to page 7.  I will not go through the detail on the annual comparison but would point out that the continuing operations of the Company delivered significant profitability in 2007 and 2008.  We believe that the portfolio has been improved by the changes we made in 2009 and is well positioned for future growth.

Now I will turn it over to Tom to provide an operational update.

Tom Riordan - Terex Corporation - President and Chief Operating Officer
Thank you Phil and good morning everyone.  I will cover working capital improvements and cost reduction results for 2009 and then discuss the current state of our business.

Let’s move to page 8 of the presentation.  One area that is always challenging during a business downturn is working capital, which has been a primary area of focus for the Company during 2009.  At the start of the downturn in mid-2008, we made a conscious decision to minimize the inventory burden to our distribution partners and customers.  During the last 18 months, we drastically cut production rates to reduce channel inventory levels.  I am very pleased that we were successful in significantly reducing our inventories by $538 million of cash impact, excluding discontinued operations.  Our businesses have done a great job of selling off finished goods inventory and working with our supply chain partners to minimize the impact on their businesses by adjusting schedules.  As you can see, inventory turns and net cash days are beginning to move in the right direction.  While working capital in total is still high as a percent of revenue by historical standards, we believe this will continue to improve as we return to more consistent run rates of production.  However, I would also add that we need to be attuned to the short delivery requirements that our customers now have, and we need to have appropriate levels of product available if we are to be competitive in the market.

Moving on to page 9, this is a chart we have included to demonstrate progress in getting our business “right sized” and costs in line with expected revenues.  Overall, we have reduced controllable spending by $246 million in Q4 2009 compared to our peak run rate in Q2 of 2008.  This is nearly a billion dollar annualized run rate of cost reduction, and demonstrates our ability to “flex” our business model.  The Terex manufacturing teams have done a great job in reducing spending by 51% during this time frame.  Our commitment to cost reduction is continuing, as we recently reached agreements with some of the union representatives of the Port Equipment business.  That restructuring is underway, along with several other Terex businesses in the U.S. and Europe.  The Terex team members being affected throughout our operations are being true professionals about these required changes, and I am very appreciative of the support and dedication they have shown while knowing they will be leaving the Company.  I think this speaks volumes about the culture and character of Terex.

I would also point out that we have reduced the SG&A expenses of our businesses by 34% over the last 18 months.  As we have discussed before, I think we have been very judicious in retaining talent in product engineering for new product development, IT professionals for the Terex Management System (our ERP implementation), the variety of financing and risk professionals who work in our Terex Financial Services group to find financing solutions for our customers, our Supply Management team working on driving cost reductions with best cost country suppliers, as well as others in critical functions.  While we have been aggressive in reducing structural costs, we also need to improve our capabilities for the future.

Let’s move on to page 10.  One of the things I am most proud of is our continued focus on safety.  Over the last three years we have been able to significantly improve the safety of our business operations.  With the changes that have been instituted and the focus of our team members and leaders, we have prevented or avoided nearly 1000 lost time accidents over the last three years compared to our safety rates at the beginning of 2007.  With all of the ups and downs we have seen during those three years, this is a remarkable achievement.

Let me give you a quick overview of how we see the current business environment today by business.  Our Aerial Work Platforms business remains challenged.  We are seeing very consistent order rates over the last several quarters, but no sign of a real uptick in either of the two primary markets (Western Europe or the U.S.).  We believe most of our larger customers will continue to wait for signs of improvement on equipment utilization and rental rates before any change in buying patterns occurs.  Virtually every order involves a trade-in package.  With the current lower expectations around non-residential development, we do not expect to see much of an improvement in order rates until late this year or early next year.  We are seeing increases in our plant production rates by running to end market demand, even at these reduced levels.  In Q3 2009, we had our assembly lines down for over 30% of the time, and in Q1 we will be down less than 10%.

Our Construction segment is seeing reasonable order rates for our compact equipment product line, both in Europe and the U.S.  Our dealer partners generally have appropriate sized inventories for the current demand environment.  With the limited inventory we have in the distribution channel, we are seeing a solid increase in the production rates and hours worked at our compact equipment facilities.  Pricing is still very competitive.  Our Construction truck business remains challenged with significant used equipment available and fleets being underutilized.  We do not anticipate an improvement until later this year.

Our Cranes business will likely be soft to stable overall for much of this year.  With tower cranes and lower tonnage mobile cranes having lower rental rates and utilization by our customers, we expect to see order patterns similar to the last six months.  The higher capacity mobile cranes are seeing better utilization rates and, as a result, better order patterns.  Our Port Equipment business is stable, with positive future signs.  The dry goods index rates are starting to increase along with container pricing.  We will also see some improvement in plant utilization, with shut down days being reduced in most of our Cranes facilities compared to six months ago.

At our Materials Processing business, we are seeing reasonable order demand, which is somewhat seasonal and also based on low inventories at our dealers.  By running to end market demand now versus reducing channel inventories as we have during most of last year, we are ramping up production rates compared to a year ago with very limited downtime.  While we are not declaring “victory”, this business is off to a reasonable start for 2010.

Moving on to the developing markets, we continue to invest in talent, plant infrastructure and products for these markets.  We saw a double digit increases in revenue for our business in China and parts of Africa, along with solid increases in South and Central America.  Our new Aerial Work Platforms plant in Changzhou, China is on track to startup later this year.  The Hosur plant near Bangalore, India is making solid progress since it opened six months ago, along with continued growth of our R&D center near there.  Additionally we have several other facilities in the advanced planning stage in other areas.  The majority of our capital expenditures over the next few years will be invested in developing market regions.

Let me touch on a few other items.  Despite the dramatically reduced inbound material purchases in 2009, we were successful in continuing to improve our material pricing.  We expect this to continue for 2010, despite suggestions that steel prices may increase later this year.  Our teams have made solid progress, which will accelerate as material flows more consistently through our production plants.

As I mentioned before, we have been very supportive of improving our new product development process, including making sure we have the talent required to accelerate our product launches.  I am very pleased with the significant number of new products being released in 2010 and 2011 throughout each of our business segments.  Some of these products are brand new products for Terex, others are enhancements or product line extensions.  In addition to all of that, we are on track for all of the Tier IV engine compliance and regulatory changes.  We believe we are well positioned with very competitive products in our major markets as the recovery starts in the not too distant future.

Lastly, while 2010 will be a challenging year, you should note that about 70% of our forecasted profit improvement is based on internal improvements, such as overhead cost reductions we made in 2009, improved productivity and cost absorption in our factories, running our plants to end market sales rates, material cost reductions,  smaller manufacturing footprint and so on.  We are not counting on a significant improvement in our end markets to drive our profitability improvement.

At this point, I will turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you Tom.  Let’s turn to page 11 of our presentation. This provides some detail of our outlook for 2010.  For Net Sales, we are expecting about $5 billion. This reflects only a modest amount of growth as the Port Equipment and currency assumptions contribute substantially to this change, although recent currency changes make this tough to predict.  Interest expense will be about $140 million and we expect to end the year at about a $1 per share loss. Capital expenditures should be about $85 million and working capital as a percentage of revenue is targeted to be less than 30%.

Page 12 highlights where we have been, where we are now and where we believe we are headed without acquisitions. Our goal is to double the Net Sales level by 2013 with a 12 % operating margin, thus achieving a 20% growth rate and a 20% ROIC. This results in an EPS of about $6 per share in 2013.

So, if I may summarize on page 13, we have strong franchises that have performed well in the past, and we believe they will do so again. The Construction segment should experience top line growth and earnings performance will improve as we concentrate on the stronger product niches in this segment. Our Materials Processing business will be an early improving performer, much as we have predicted for some time. Cranes will be choppy this year but still improving, with excellent potential from the Port Equipment business in future years.  Aerial Work Platforms will be dependent upon construction and infrastructure recovery in North America and Europe, and this likely will not happen until 2011.  We believe developing markets will continue to grow and have a net positive effect.  And, as Tom mentioned, we have several new product launches that will be important contributors in the 2011 and 2012 periods.

Channel inventory reductions and our focus on cash management in 2009 have positioned us to build to demand again in 2010, adding about $200 million to our profits. We will maintain cost control and the liquidity of the Company is strong and we plan to keep it that way.

There is no doubt that Terex is still a young company and, consequently, still evolving.  The base businesses we have are improving.  This year, market conditions remain challenging, but better than 2009. We expect to continue strengthening the Company throughout the year. We appreciate your continued support.